Exhibit 1.06

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s MVI Real-Time Performance Management Applications Selected by a Leading
Provider of Health Care Products

MVI Expected to Improve Overall Equipment Effectiveness at Anderson Packaging, Inc.

HONK KONG, ATLANTA – May 3, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Anderson Packaging, a leading contract packager of pharmaceutical and consumer products, will implement the MVI real-time performance management (RPM) suite of applications at the company’s North American plants to increase Overall Equipment Effectiveness and reduce raw material and packaging waste.

Based on the results measured in initial prototypes, Anderson Packaging expects to significantly optimize labor and material utilization over the next three years after implementing MVI RPM applications at its six plants. Anderson Packaging has experienced significant growth over the last five years and its markets are expected to continue to expand in the coming years. After evaluating traditional MES products over the last 24 months, Anderson Packaging chose the MVI RPM applications in an evaluation that required less than a month. The company liked MVI’s out-of-the-box functionality that allows Anderson Packaging to merge automated shop floor data, quality process control and manufacturing performance dashboards for improved visibility and Lean Six Sigma campaigns. Using its MVI applications, Anderson Packaging expects to improve its average production efficiency, units per man hour, plant breakdowns and material waste. The roll-out of MVI applications at Anderson Packaging’s six plants will occur over the next 12 months.

“The executive overview from MVI really opened my eyes to our real enablers of success using RPM software,” said Tim Brown, director, Production, Process and Systems Engineering, Anderson Packaging. “MVI has designed, built and packaged the right applications and services to ensure that our operations teams will be empowered to make critical operating decisions in real-time, resulting in higher efficiencies. During the past two years, we evaluated and piloted different applications, but each failed to deliver the desired benefits. The MVI solution is the most advanced and efficient software system we’ve experienced and we expect MVI to be a major part in the success of our Lean Six Sigma initiatives.”

“Our shop floor screens for operators and supervisors are a major differentiator for MVI,” said Mark Sutcliffe, senior vice president, MVI RPM, CDC Software. “The screens are natural and simple for production operators in an increasingly multi-language workforce. The entire application has been designed around the needs of each role in the plant. By unlocking the truly important key performance indicators in real-time and in a manner that is actionable in today’s shop floor, our customers are reporting significant improvements in efficiency and cost reduction, while supervisors and other decision makers throughout the management chain are free to focus on strategic initiatives such as customer service, Continuous Improvement Programs and business growth.”

Founded in 1967, Anderson Packaging is a dedicated contract packager to the Pharmaceutical and Health Care industries. Currently, it has seven pharmaceutical and specialty packaging facilities, employing more than 1,400 associates. Anderson Packaging offers world-class form/fill/seal packaging including primary packaging in blisters, bottles, pouches and vials. Supporting these primary packaging areas is a comprehensive array of secondary and tertiary packaging such as cartoning, blister carding, shrink-wrapping and automated assembly of the Mead-Westvaco Dosepak™. Additionally, Anderson’s full-service capabilities enable fulfillment of specialized requests, such as custom blending and compounding.

In October 2006, CDC Software announced the acquisition of MVI Technology, developer of the first RPM solution specifically designed for the Food and Beverage, Life Sciences and Consumer Products industries. Using MVI, manufacturers are measuring significant increases in production capacity and responsiveness to customers, as well as reductions in overhead and waste. The MVI applications directly complement CDC Software’s Ross Enterprise ERP (enterprise resource planning), SCM (supply chain management), and EPM (enterprise performance management) solutions. MVI applications are also ERP-agnostic, deployed alongside many of the industry’s other leading ERP systems, addressing real-time operations management challenges in a wide variety of environment. Currently, MVI is used in conjunction with most of the top-ten ERP systems worldwide.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About MVI RPM
MVI is a suite of real-time performance management solutions designed for Food and Beverage, Life Sciences and Consumer Products manufacturers. These solutions enable manufacturers to merge automated shop floor data capture, quality process control and manufacturing performance dashboards with online improvement campaigns supported by Six Sigma. MVI provides manufacturers with real-time performance visibility, automated quality control processes integrated into daily shop floor procedures, online continuous improvement campaign management, role-based action tracking, online ROI productivity tracking and strategic manufacturing analytics, such as OEE (Overall Equipment Effectiveness), cost per unit, and productivity. Two MVI customers were recently recognized for significant achievements in the Plant and Factory Improvement category at the prestigious 2006 Best of British Manufacturing IT Awards. For more information on MVI RPM, visit www.mvitechnology.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to reducing raw material and packaging waste, reducing overhead costs, increasing overall equipment effectiveness, and increase the number of units produced per man-hour and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of MVI solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing real-time performance management solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.